                                                               Exhibit 99.1

Furniture Brands International, Inc.
101 South Hanley Road
St. Louis, Missouri 63105

For Further Information Call
Lynn Chipperfield
314-863-1100
INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2007

Executing Strategic Plan and Generating Strong Cash Flow

St. Louis, Missouri, October 31, 2007 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the third quarter and nine months ended September 30, 2007.

Operating Results

Net sales for the third quarter of 2007 were $516.3 million compared with $568.9 million in the third quarter of 2006, a decrease of 9.2%. The company incurred a net loss of $13.7 million, or $0.28 per diluted common share, compared with net earnings of $5.8 million, $0.12 per diluted common share, in the third quarter of last year.

Results for the third quarters of 2007 and 2006 include several special items ,including the previously-announced make-whole payment in 2007 and restructuring and asset impairment charges in both 2006 and 2007.  Excluding the effect of these items, diluted earnings per common share were $0.02 for the 2007 quarter and $0.20 for the 2006 quarter.

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “Our financial results for the third quarter were as expected, as the home furnishings industry continues to show the effects of cautious consumer spending.   As one of the nation’s largest residential furniture manufacturers with a diverse portfolio of respected brands, we are well-positioned to weather these challenges going forward.”

Net sales for the first nine months of 2007 were $1,625.3 million compared with $1,831.6 million in the first nine months of 2006, a decrease of 11.3%. Net loss was $5.0 million compared with net earnings of $53.0 million in the first nine months of 2006. Diluted loss per common share was $0.10 compared with earnings per common share of $1.08 in the first nine months of 2006. Excluding special items and restructuring charges, diluted earnings per common share for the nine months declined to $0.19 from $1.07 the year before.

Mr. Holliman continued, “On a year-to-date basis, our operating cash flows have been solid at $103.4 million, consistent with our expectations. This cash will give us the flexibility to reduce our long-term debt before year-end and to invest in implementation of our new strategic plan. By leveraging our brand power, winning with customers, delivering operational excellence, and developing our people, Furniture Brands will position itself to again produce strong results for its shareholders”

A description and reconciliation of GAAP earnings to earnings after special items and restructuring charges for the three months and nine months are included later in this release.

Management Comments

Ralph P. Scozzafava, the company’s Vice-Chairman of the Board and CEO-designate, said, “Last week, we publicly unveiled the four pillars of our strategic plan.  That plan has a long-term focus with three distinct stages: In 2007 we have managed for cash through better working capital management and the sale of non-core assets; in 2008 we will focus on increasing profitability through improved supply chain activities and by consolidating corporate services; and in 2009 we will grow our business by leveraging the power of our brands and delivering more value to customers.

“We have already implemented some key elements of the strategic plan,” Scozzafava added.  “For example, we recently announced our intent to sell HBF, our commercial furniture operation.  The sale of this unit puts our focus solely on residential furnishings and it will generate net cash proceeds to invest in our other initiatives.  Consistent with the ‘Winning with Customers’ pillar of our strategy, we are rationalizing our company-owned retail operations to maximize long-term profitability.  We have completed a thorough analysis of all company-owned stores against a set of specific financial criteria, and those stores whose operations fail to meet our financial benchmarks are being closed.

“Based on our analysis, the anticipated retail store closings will result in a net earnings charge of between $0.18 and $0.22 per share, which we will book in the fourth quarter.  As part of our strategic evaluation of our company, we have reviewed the book valuation of certain intangible assets, and we have taken a non-cash charge to earnings of $7 million against our total intangible assets of $352 million. We have booked that charge in the third quarter.”

Scozzafava concluded, “As we discussed at last weeks’ investor event, the short-term expenses we incur in implementing our strategic plan are an investment in our increased profitability in 2008 and beyond.  Furniture Brands has the right strategy and is building a strong team; with our new asset-backed lending facility in place and a solid cash position, we have all of the resources we need to implement it.”

Outlook

At the company’s recent investor event, management indicated that it has adopted a new policy regarding earnings guidance.  In keeping with public company best practices, Furniture Brands will provide earnings guidance on an annual basis and will update or affirm the annual guidance at its regular quarterly conference calls.  The company anticipates providing 2008 earnings guidance in late January.

Reconciliation of Non-GAAP Measurements to GAAP Results

Included in the 2007 third quarter net earnings were restructuring, asset impairment, and severance charges totaling $8.3 million, or $0.11 per diluted common share. Also included in the 2007 third quarter net earnings was $14.6 million or $0.19 per diluted common share attributable to the previously-announced make-whole payment and the write-off of deferred financing fees.

Included in the 2007 first nine months net earnings were restructuring, asset impairment, and severance charges totaling $10.9 million, or $0.14 per diluted common share.  Also included in net earnings for the first nine months of 2007 was the effect of our debt refinancing of $11.1 million or $0.15 per diluted common share, which includes a charge attributable to the previously-announced make-whole payment and the write-off of deferred financing fees, partially offset by a gain resulting from the termination of hedge accounting.

Included in the 2006 third quarter net earnings were restructuring, asset impairment, severance charges, and increased litigation reserve totaling $6.0 million, or $0.08 per diluted common share.

Included in earnings for the first nine months of the 2006 was a gain of $8.5 million or $0.11 per diluted common share from the termination of hedge accounting on an interest rate swap due to the refinancing of the revolving credit facility in the second quarter of 2006.  Also included in the net earnings for the first nine months of 2006 were restructuring, asset impairment, severance charges, and increased litigation reserve totaling $7.5 million, or $0.10 per diluted common share.

A tabular reconciliation of non-GAAP to GAAP results is included in the appendices to this release.

Upcoming Investor Events

A conference call will be held to discuss the second quarter results at 7:30 a.m. (Central Time) on November 1.  The call can be accessed on the company’s website at furniturebrands.com under “Investor Info”.  Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings.  With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers.  Furniture Brands serves its customers through four distinct brand families– Broyhill, Lane, Thomasville and Drexel Heritage, and a Designer Brands group that includes, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

In this press release, our financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, we provide historic and estimated future net earnings per diluted common share excluding certain charges related to our debt refinancing and related to restructuring, asset impairment, and severance, which are non-GAAP financial measures. These results, which are consistent with our internal reporting, are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help indicate underlying trends in our business and provide useful information to both management and investors by excluding certain items that are not indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Matters discussed in this release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q, elsewhere in this release, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully.  It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
 (in thousands except per share data)
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net sales	$516,337	$568,917	$1,625,307	$1,831,637
Cost of sales	407,264	446,150	1,276,176	1,418,776
Gross profit	109,073	122,767	349,131	412,861
Selling, general & administrative expenses	110,819	109,788	331,519	332,372
Earnings from operations	(1,746)	12,979	17,612	80,489
Interest expense	20,570	4,902	31,862	12,590
Other income, net	1,639	870	8,043	13,448
Earnings before income tax expense	(20,677)	8,947	(6,207)	81,347
Income tax expense	(7,021)	3,150	(1,236)	28,350
Net earnings (loss)	$(13,656)	$5,797	$(4,971)	$52,997

Net earnings (loss) per common share -
- Basic and Diluted	$(0.28)	$0.12	$(0.10)	$1.08

Weighted average common shares outstanding -
- Basic and Diluted	48,498	48,321	48,427	48,894

Reconciliation of Non-GAAP Financial Measures

Included in the Consolidated Statements of Operations are restructuring charges, the impact of terminating two cash flow hedges (terminated in the quarter ended June 30, 2007 and March 31, 2006), the refinancing of the Senior Notes resulting the the payment of a make-whole premium and the recording of an asset impairment charge associated with one of the company's trade names. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations.
We believe this reconciliation provides a meaningful comparison of our ongoing operations.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net earnings (loss), as reported	$(13,656)	$5,797	$(4,971)	$52,997

Adjustments increasing (decreasing) earnings:
Restructuring charges (1)
Cost of sales	1,081	2,647	2,661	4,161
Selling, general & administrative expenses	79	2,028	1,118	2,072
Debt refinancing (2)	14,594	-	11,101	(8,503)
Asset impairment	7,100	-	7,100
Litigation reserve	-	1,300	-	1,300
Adjustments - total	22,854	5,975	21,980	(970)
Income tax (expense) benefit	8,391	2,091	8,070	(458)
Adjustments - net	14,463	3,884	13,910	(512)

Net earnings, as adjusted	$807	$9,681	$8,939	$52,485

Net earnings (loss) per common
share (diluted), as reported	$(0.28)	$0.12	$(0.10)	$1.08

Adjustments increasing (decreasing) earnings:
Restructuring charges (1)	0.02	0.06	0.05	0.08
Debt refinancing (2)	0.19	-	0.15	(0.11)
Asset impairment	0.09	-	0.09
Litigation reserve	-	0.02	-	0.02
Total adjustments	0.30	0.08	0.29	(0.01)

Net earnings per common share, as adjusted	$0.02	$0.20	$0.19	$1.07

(1) Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

(2) Adjustment for the nine months ended September 30, 2007 includes a gain of $4,088 in Other Income from discontinuing hedge accounting on a treasury lock agreement as a result of the anticipated refinancing of the senior notes in the third quarter of 2007. Also included is the amortization of the make-whole payment applicable to the third quarter and nine months of 2007, which resulted in additional interest expense of $13,592 and $14,187, respectively. Also, included in the third quarter and nine months of 2007 was a charge of $1,002 resulting form the write off of the deferred financing fees associated with the refinanced debt. Adjustment for the six months ended June 30, 2006 represents the gain from the termination of hedge accounting on an interest rate swap due to the refinancing of the revolving credit facility in the second quarter of 2006.

The adjustments in the above reconciliation of non-GAAP financial measures excludes the impact of $0.02 per share in the nine months ended September 30, 2007 related to the increased interest expense due to the upfront recognition of the gain on the interest rate swaps at the end of the first quarter of 2006.

 FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED BALANCE SHEETS
 (in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$92,190	$26,565
Receivables, less allowances of $27,806
($29,025 at December 31, 2006)	329,517	362,557
Inventories	477,721	502,070
Prepaid expenses and other current assets	45,394	49,982
Total current assets	944,822	941,174

Property, plant and equipment, net	204,840	221,398
Intangible assets	345,223	352,323
Other assets	37,593	43,308
	$1,532,478	$1,558,203

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$800	$10,800
Accounts payable	114,861	94,515
Accrued expenses and other current liabilities	81,335	83,241
Total current liabilities	196,996	188,556

Long-term debt	300,000	300,800
Other long-term liabilities	144,527	158,132

Shareholders’ equity	890,955	910,715
	$1,532,478	$1,558,203

 FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
 (in thousands)
 (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2007	2006
Cash flows from operating activities:
Net earnings (loss)	$(4,971)	$52,997
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	23,071	28,272
Compensation expense related to stock option
grants and restricted stock awards	3,017	4,708
Tax benefit from the exercise of stock options	-	527
Provision (benefit) for deferred income taxes	(1,935)	(9,975)
Other, net	2,478	(5,851)
Changes in operating assets and liabilities:
Accounts receivable	31,628	(11,004)
Inventories	30,791	(84,023)
Prepaid expenses and other assets	5,154	(6,031)
Accounts payable and other accrued expenses	16,567	5,997
Other long-term liabilities	(2,438)	14,738
Net cash provided (used) by operating activities	103,362	(9,645)

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(4,241)	-
Proceeds from the disposal of assets	15,999	4,957
Additions to property, plant and equipment	(12,075)	(19,646)
Net cash used by investing activities	(317)	(14,689)

Cash flows from financing activities:
Proceeds from the termination of swaps	-	8,623
Payments for debt issuance costs	(3,365)	(1,212)
Additions to long-term debt	325,401	450,000
Payments of long-term debt	(336,201)	(450,800)
Proceeds from the exercise of stock options	-	8,095
Tax benefit from the exercise of stock options	-	527
Payments of cash dividends	(23,255)	(23,536)
Payments for the purchase of treasury stock	-	(40,075)
Net cash used by financing activities	(37,420)	(48,378)

Net increase (decrease) in cash and cash equivalents	65,625	(72,712)
Cash and cash equivalents at beginning of period	26,565	114,322
Cash and cash equivalents at end of period	$92,190	$41,610

Supplemental disclosure:
Cash payments for income taxes, net	$4,154	$50,370

Cash payments for interest expense	$30,905	$7,879